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                                                            Exhibit 99.1



COMPANY CONTACTS:
Robert S. McMillan                       Robert Meloche
Chief Financial Officer                  Public Relations Manager
New Horizons Worldwide Inc.              New Horizons Computer Learning Centers
(714) 438-9473                           (714) 431-9249
bob.mcmillan@newhorizons.com             rob.meloche@newhorizons.com

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

               NEW HORIZONS WORLDWIDE ACQUIRES ITS ALBUQUERQUE,
                          NEW MEXICO FRANCHISE LOCATION

MORGANVILLE, N.J. - MARCH 2, 1999 - New Horizons Worldwide Inc. (Nasdaq NM:NEWH), the world's largest independent IT training company, today announced the acquisition of its franchise location in Albuquerque, New Mexico.

     New Horizons Worldwide Inc. will be purchasing the assets of the location for consideration including approximately $3.2 million in cash and 39,000 shares of New Horizons stock. Based upon yesterday's closing price on NASDAQ of $21 1/8, the transaction is valued at approximately $4 million. The selling shareholders will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. New Horizons Worldwide Inc. anticipates the acquisition to be accretive to earnings per share.

     New Horizons Computer Learning Center of Albuquerque had revenues of $3.5 million in 1998, and is expected to have 1999 revenues in excess of $4 million. The location is both a Microsoft Certified Technical Education Center (CTEC) and a Novell Authorized Education Center (NAEC). The local management team led by David Butterfield will remain in place.

     "Our Albuquerque location is a model center in every respect," said Thomas
J. Bresnan, president of New Horizons Worldwide Inc. "We are excited to have them join our company-owned division, our fourth center to do so in the last 10 months. Owners David Butterfield, Greg Peterson, and Curtis Jones have achieved strong revenue and profit growth in a short three-year time frame. We look forward to more success from them in Albuquerque, and are equally excited that they will be opening a new franchise location for us in Salt Lake City, Utah."


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New Horizons Worldwide Acquires Its Albuquerque,                  Page 2 of 2
New Mexico Franchise Location


     "Having started originally as Account Executives in the New Horizons network just five years ago, this is a dream come true," said David Butterfield, owner and general manager of the Albuquerque location. "We knew going in three years ago that the New Horizons business model could make this day possible. When you combine the immediate financial rewards with the chance to continue running the business you started, along with the opportunity to carry your success into a new market, it places us in a truly remarkable position."

     In 1998, New Horizons Worldwide successfully acquired and integrated three training centers that had been operated by franchisees. The repurchased locations in Memphis, Nashville and Hartford have been invested in and managed for growth. New Horizons Worldwide continues to pursue its strategy of buying back franchise locations that are profitable, located in strategic markets and have quality management. The Company expects to close additional transactions this year.

 ABOUT NEW HORIZONS WORLDWIDE INC.
 ---------------------------------

     New Horizons Worldwide Inc. (Nasdaq NM: NEWH) is the world's largest independent IT training company, meeting the needs of more than 2.4 million students each year. New Horizons offers a variety of flexible training choices including instructor-led classes, Web-based Training (WBT), Computer-Based Training (CBT) via CD-ROM, computer labs, certification exam preparation tools, and 24-hour, seven-day-a-week help desk support through a network of more than 200 company-owned and franchised locations in 30 countries.

     At the end of 1998, New Horizons had system-wide training revenues of $358 million. For more information on franchise opportunities, or to find the center nearest you, visit the New Horizons Web site at www.newhorizons.com or call 1-800-PC-LEARN.

         This press release contains forward-looking statements based upon current expectations which are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, New Horizon's ability to effectively integrate the acquired businesses, overall economic, market and industry conditions, and the risks described from time to time in New Horizons' reports as filed with the Securities and Exchange Commission.
         All brand names, product names, company names and trademarks are properties of their respective owners.